Effective as from December 12, 2007

between

RECURSOS MARICUNGA S.A.

as Assignor

and

CONSTITUTION MINING CORP.

as Assignee

_________________________________

ASSIGNMENT AGREEMENT

__________________________________

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT made effective as of the 12th day of December, 2007 is between:

RECURSOS MARICUNGA S.A., a company duly incorporated in Argentina with address for delivery and notice located at Maipú 1210, Piso 5, (C1006ACT), Ciudad Autónoma de Buenos Aires, Argentina (the "Assignor"); and

CONSTITUTION MINING CORP., a corporation organized under the laws of the State of Nevada, United States of America, with address for notice and delivery located at Suite 300-1055 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2E9 (the "Assignee")

RECITALS

          A.           WHEREAS the Assignor is the legal and beneficial holder of the rights and obligations under a Contract for Exploration with Option to Purchase executed with RIO TINTO MINING & EXPLORATION LTD., SUCURSAL ARGENTINA ("Rio Tinto") on April 3, 2007 (the "Agreement"), with regards to the mining properties referred thereto as "Atena 1" and "Atena 2" (the "Property"), located in Departamento Los Andes, Province of Salta, Argentina; a copy of which Agreement is attached hereto as Exhibit I.

          B.           WHEREAS the Assignee is interested in purchasing from the Assignor all of the Assignor's respective rights and obligations under the Agreement, and the Assignor is interested in selling such rights and obligations to the Assignee.

          C.           WHEREAS pursuant to Section Fourteenth (Decimo Cuarto) of the Agreement, the Assignor can freely assign all of its rights and obligations arising from the Agreement to third parties by giving notice to Rio Tinto on the conditions of said assignment, with a minimum term of thirty days in advance to the assignment date; and Rio Tinto must give its consent to the assignment by authentic means, which consent can not be unreasonably withheld.

OPERATIVE PROVISIONS

NOW THEREFORE THIS AGREEMENT WITNESSES THAT the parties hereto agree as follows:

          Section 1.         Interpretation.

          1.1        In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

          "Assignee Shares" means the fully paid and non-assessable shares of common stock of the Assignee as duly and validly issued;

           "Effective Date" means the date first above written;

           "Expenditures" means all direct or indirect costs and expenses incurred by the Assignee in respect of prospecting and exploring the Property after the Effective Date of this Agreement. The certificate of the Controller or other financial officer of the Assignee, together with a statement of Expenditures in reasonable detail, shall be prima facie evidence of such Expenditures;

           "First Stage" means the obligations of the Assignee set forth in Section 4 below, under that term;

           "Force Majeure" has the meaning set forth in Section 6 below;

           "Fourth Stage" means the obligations of the Assignee set forth in Section 4 below, under that term;

           "Second Stage" means the obligations of the Assignee set forth in Section 4 below, under that term;

           "Share Reorganization" has the meaning given it in Section 5 below; and

           "Third Stage" means the obligations of the Assignee set forth in Section 4 below, under that term.

          1.2        For the purposes of this Assignment Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (i)         the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Assignment Agreement as a whole and not to any particular part, section or other subdivision of this Assignment Agreement;

          (ii)        the headings are for convenience only and do not form a part of this Assignment Agreement nor are they intended to interpret, define or limit the scope or extent of this or any provision of this Assignment Agreement;

          (iii)       any reference to an entity will include and will be deemed to be a reference to any entity that is a permitted successor to such entity;

          (iv)        words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa;

          (v)        references to currency are references to United States dollars; and

          (vi)        the time permitted to perform any obligation, requirement or thing to be done "by" a certain date, includes that date.

          Section 2.           Representations and Warranties:

          2.1          Each Party represents and warrants to the other Parties hereto that:

(a)         it is a company duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)         it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)         neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a Party; and

(d)         the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents).

          2.2          The Assignor represents and warrants to the Assignee that:

(a)         the Assignor is the holder of all rights granted to it under the Agreement, and has not assigned, encumbered nor agreed to assign or encumber any of these rights other than to the Assignee under this Assignment Agreement;

(b)         the Assignor undertakes to give all notices and receive all consents necessary to effect the transfer of the Assigned Interest to the Assignee within 30 (thirty) days as from the Effective Date;

(c)         to the best of the knowledge of the Assignor, the Property is free and clear of all liens and encumbrances, and is in good standing under the mining laws of Argentina;

(d)         to the best of the knowledge of the Assignor, all of the mineral claims comprising the Property have been located in accordance with the mining laws of Argentina, and in accordance with local customs, rules and regulations; and

(e)         there is no litigation, proceeding or investigation pending or threatened against the Assignor with respect to the Property, nor does the Assignor know, or have any grounds to know after due enquiry, of any basis for any litigation, proceeding or investigation which would affect the Property.

          2.3          The representations, warranties and covenants herein-before set out are conditions on which the Parties have relied in entering into this Assignment Agreement and will survive the acquisition of the Assigned Interest..

          Section 3.           Assignment:

          3.1        The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby acquires from the Assignor, for the Consideration set forth in Section 3 hereof, effective as of the Effective Date of this Assignment Agreement, all of the Assignor's respective rights and obligations under the Agreement (the "Assigned Interest").

          3.2        For purposes of complying with Argentine legislation, the Assignor will nominate an Argentine corporation, such corporation intended to become a subsidiary of the Assignee, for purposes of being formally invested with the Assigned Interest (the "Argentine Subsidiary").

          3.3        Notwithstanding the paragraph before, from and after the Effective Date of this Assignment Agreement and for purposes hereof, the Assignee shall be considered the owner of all rights and obligations arising from the Agreement, having full and exclusive right to explore, with an option to purchase the Property in accordance to the terms and conditions under the Agreement.

          Section 4.           Consideration.

          4.1        As consideration for the Assigned Interest received hereof, the Assignee commits to the following obligations to be fulfilled in four stages (the "Consideration"):

          First Stage:

           (a)         within five business days of the Effective Date, issue 500,000 Assignee Shares to the order and the direction of the Assignor or its appointed nominees;

           (b)         within five business days of the Effective Date, pay $60,000 to the order and the direction of the Assignor or its appointed nominees as consideration for certain previous expenditures on the Property by the Assignor; and

           (c)         incur, or cause to be incurred, by March 15, 2008, Expenditures of not less than an initial aggregate of $240,000 pursuant to a work program or work programs and respecting any of the mineral claim interests comprising the Property.

          Second Stage:

           (a)         by March 15, 2008, issue an additional 1,000,000 Assignee Shares to the order and the direction of the Assignor or its appointed nominees (subject to adjustment for a Share Reorganization under Section 5); and

           (b)         incur, or cause to be incurred, by March 15, 2009, further Expenditures of not less than an aggregate of $500,000 pursuant to a work program or work programs and respecting any of the mineral claim interests comprising the Property.

          Third Stage:

           (a)         by March 15, 2009, issue an additional 2,000,000 Assignee Shares to the order and the direction of the Assignor or its appointed nominees (subject to adjustment for a Share Reorganization under Section 5); and

           (b)         incur, or cause to be incurred, by March 15, 2010, further Expenditures of not less than an aggregate of $1,000,000 pursuant to a work program or work programs and respecting any of the mineral claim interests comprising the Property.

          Fourth Stage:

           (a)         by March 15, 2010, issue a final 4,000,000 Assignee Shares to the order and the direction of the Assignor or its appointed nominees (subject to adjustment for a Share Reorganization under Section 5); and

           (b)         incur, or cause to be incurred, by March 15, 2011, further and final Expenditures of not less than an aggregate of $2,000,000 pursuant to a work program or work programs and respecting any of the mineral claim interests comprising the Property.

For greater clarity, the obligations to incur, or cause to be incurred Expenditure in this Section 4 shall be counted towards, and shall not be in addition to, the obligations to pay amount to the Titleholder (as that term is defined in the Agreement) under the Agreement.

          4.2        Upon completion of the Assignee's obligations under the First Stage, Assignee may at any time terminate the Assignment Agreement at its sole discretion by giving notice of the termination to the Assignor and shall thereupon be relieved of any further obligations in connection therewith but shall remain liable for obligations which have accrued to the date of notice.

           (a)         If, under the present provision, the Assignment Agreement is terminated once the Assignee's obligations under the First Stage has been completed but not the Second Stage, Assignee shall cause the Agreement to be transferred from the Argentine Subsidiary to the Assignor or to any of its appointed nominees. For the completion of First Stage, Assignor will recognize and grant Assignee 25 % of undivided beneficial interest with respect to the Assigned Interest.

           (b)         If, under the present provision, the Assignment Agreement is terminated once the Assignee's obligations under the Second Stage has been completed but not the Third Stage, Assignee will recognize and grant Assignor 50 % of undivided beneficial interest with respect to the Assigned Interest.

           (c)         If, under the present provision, the Assignment Agreement is terminated once the Assignee's obligations under the Third Stage has been completed but not the Fourth Stage, Assignee will recognize and grant Assignor 25 % of undivided beneficial interest with respect to the Assigned Interest.

          4.3        Upon completion of Fourth Stage hereof, the Assignee shall recognize to the Assignor a 1% Net Returns Royalty, where Net Returns Royalty has the meaning set out in Exhibit II (the "Net Returns Royalty"). The Net Returns Royalty will be calculated and paid to the Assignor or to its appointed nominees in accordance with the Exhibit II.

          Section 5.         Assignee Share Adjustment

          5.1        In this section, the terms "record date" where used herein, shall mean the close of business on the relevant date.

          5.2        If and whenever at any time from the Effective Date until the Consideration is cancelled according to the terms of Section 4 hereof, the Assignee:

           (i)         issues Assignee Shares or any securities convertible into Assignee Shares to all or substantially all of the holders of Assignee Shares by way of stock dividend or other distribution, other than the issue from time to time of Assignee Shares or any securities convertible into Assignee Shares by way of stock dividend to stockholders who elect to receive Assignee Shares or any securities convertible into Assignee Shares in lieu of cash dividends in the ordinary course or pursuant to a dividend reinvestment plan;

           (ii)        subdivides, redivides or changes the outstanding Assignee Shares into a greater number of shares; or

           (iii)       combines, consolidates or reduces the outstanding Assignee Shares into a lesser number of shares;

(each of such events being herein called a "Share Reorganization"), the number of Assignee Shares to be issued for completion of the Consideration, and which have not yet been issued, shall be adjusted effective immediately on the record date for the dividend or, in the case of a subdivision, redivision, change, combination, consolidation or reduction, effective immediately on the record date of such event, to the number that is the product of:

(a)         the number of Assignee Shares prescribed for issuance under the relevant provision in Section 4.; and

(b)         the fraction of which:

(i)        the numerator is the total number of Assignee Shares outstanding on that record date before giving effect to the Share Reorganization; and

(ii)       the denominator is the total number of Assignee Shares that are or would be outstanding immediately after that record date after giving effect to the Share Reorganization and assuming all securities convertible in Assignee Shares issued as part of the Share Reorganization had then been converted into or exchanged for Assignee Shares or all rights to acquire Assignee Shares had then been exercised.

          5.3.         For the purpose of determining the number of Assignee Shares outstanding at any particular time there shall be included that number of Assignee Shares which would have resulted from the conversion or exchange at that time of all securities convertible into Assignee Shares (other than any securities convertible into Assignee Shares issued to holders of Assignee Shares by way of a stock dividend or other distribution and otherwise included in computing the denominator in 5.2. (b) (ii).

          Section 6.           Force Majeure

          6.1.         If the Assignee is at any time prevented or delayed in complying with the Consideration provisions under Section 4., by reason of strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Assignee (and for greater certainty excluding factors related to a lack of funding), the time limited for the performance by the Assignee of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge the Assignee from its obligation to timely comply with the cash obligations under Section 4.

          6.2.         The Assignee will within seven days give notice to the Assignor of each event of force majeure under 6.1 and upon cessation of such event will furnish the Assignor with notice to that effect together with particulars of the number of days by which the obligations of the Assignee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

          Section 7.           Confidential Information

          7.1        No information furnished by the Assignee to the Assignor hereunder in respect of the activities carried out on the Property by the Assignee, will be published by the Assignor without the written consent of the Assignee, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporate laws. This provision shall terminate three years after the termination of this Assignment Agreement.

          Section 8.           Arbitration

          8.1        All questions or matters in dispute with respect to the interpretation of this Assignment Agreement will, insofar as lawfully possible, be submitted to arbitration pursuant to the terms hereof using "final offer" arbitration procedures.

          8.2        It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than 10 days' prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

          8.3        On the expiration of such 10 days, the party who gave such notice may proceed to commence procedure in furtherance of arbitration as provided in this Section.

          8.4        The party desiring arbitration (the "First Party") will nominate in writing three proposed arbitrators, and will notify the other party (the "Second Party") of such nominees, and the other party will, within 10 calendar days after receiving such notice, either choose one of the three or recommend three nominees of its own. All nominees of either party must hold accreditation as either a lawyer, accountant or mining engineer. If the First Party fails to choose one of the Second Party's nominees then all six names shall be placed into a hat and one name shall be randomly chosen by the president of the First Party and that person if he/she is prepared to act shall be the nominee. Except as specifically otherwise provided in this Section the arbitration herein provided for will be conducted in accordance with the Commercial Arbitration Act (British Columbia). The parties shall thereupon each be obligated to proffer to the Arbitrator within 21 calendar days of his/her appointment a proposed written solution to the dispute and the arbitrator shall within 10 calendar days of receiving such proposals choose one of them without altering it except with the consent of both parties.

          8.6        The expense of the arbitration will be paid as specified in the award.

          8.7        The parties may agree that the award of the arbitrator will be final and binding upon each of them.

          Section 9          Default and Termination

          9.1        Notwithstanding Section 4.2 hereof, if at any time during the term of this Assignment Agreement either party fails to perform any obligation hereunder or any representation or warranty given by it proves to be untrue, then the other party may terminate this Assignment Agreement (without prejudice to any other rights it may have) providing:

(i)        it first gives to the party allegedly in default a notice of default containing particulars of the obligation which such has not performed, or the warranty breached;

(ii)       the other party does not dispute the default, then if it is reasonably possible to cure the default without irreparable harm to the non-defaulting party, the defaulting party does not, within 30 calendar days after delivery of such notice of default, cure such default by appropriate payment or commence to correct such default and diligently prosecute the matter until it is corrected.

          Section 10.         Notices.

          10.1      All notices and other communications in connection with this Assignment Agreement must be in writing and given by (i) hand delivery (ii) through a major international courier service, or (iii) facsimile transmissions, in each case addressed as specified below or in any subsequent notice from the intended recipient to the party sending the notice. Such notices and communications will be effective upon delivery if delivered by hand, upon receipt if sent by international courier service, or upon receipt if sent by facsimile transmission. Notices shall be addressed as follows:

RECURSOS MARICUNGA S.A.,
Maipú 1210, Piso 5 (C1006ACT)
Buenos Aires, Argentina
Phone: [●]
Attention: [●]

CONSTITUTION MINING CORP.,
Suite 300-1055 West Hastings Street,
Vancouver, British Columbia, Canada,
V6E 2E9
Phone: 604-858-3306

Attention: Dan Hunter
Fax: 604-858-4408

          Section 11.           Governing Law.

          11.1      THIS ASSIGNMENT AGREEMENT AND ANY DISPUTE ARISING HEREUNDER WILL BE GOVERNED BY THE LAWS OF BRITISH COLUMBIA, CANADA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

          11.2      EACH OF THE ASSIGNEE AND THE ASSIGNOR HEREBY IRREVOCABLE SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF BRITISH COLUMBIA, CANADA, IN RESPECT OF ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY THE ASSIGNOR OR THE ASSIGNEE, RESPECTIVELY, ARISING UNDER THIS ASSIGNMENT AGREEMENT.

          Section 12.         Entire Agreement.

          12.1      This Assignment Agreement represents the final agreement between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

          Section 13.          Execution in Counterparts.

          13.1      This Assignment Agreement is executed in two (2) counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and both of which when taken together will constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed as of the date first above written.

RECURSOS MARICUNGA S.A.
By: /s /Willem Anton Hndrik Fuchter
Name: Willem Anton Hndrik Fuchter
Title:President
CONSTITUTION MINING CORP.

By:/s/ Daniel Hunter
Name: Daniel Hunter
Title: COO

Exhibit I

Contract for Exploration with Option to Purchase executed with RIO TINTO MINING & EXPLORATION LTD., SUCURSAL ARGENTINA on April 3, 2007.

[ENGLISH TRANSLATION]

CONTRACT FOR EXPLORATION WITH OPTION TO PURCHASE

This Contract for Exploration with Option to Purchase is entered into in the city of Mendoza, on this 3rd day of April, 2007, by and between RIO TINTO MINING & EXPLORATION LTD, ARGENTINE BRANCH, represented for the purposes hereof by its Attorney-in-fact, Mr. Horacio Perez, bearer of Identity Document No. 12,233,217, whose power of attorney was registered on February 10, 2006 under number 95995, page 20, volume 84IL of the Public Registry of Powers of Attorney of the Province of Mendoza, domiciled at Rivadavia 902, Godoy Cruz, Province of Mendoza (hereinafter, the "TITLEHOLDER"), and RECURSOS MARICUNGA S.A., domiciled at Maipú 1210, 5th floor, City of Buenos Aires, represented for the purposes hereof by Mr. Héctor Ponte, in his capacity as Attorney-in-fact, pursuant to the General Power of Attorney attached hereto (hereinafter, "MARICUNGA"). The Parties state as follows:

WHEREAS

a) The TITLEHOLDER states that: (i) the mining properties identified in Annex I hereto (hereinafter, the "MINING PROPERTIES", term which shall also include any other mining application, title or right included in the future as a part thereof) are registered to its name in the Court of Mines and Commercial Court of Record of the Province of Salta; (ii) the MINING PROPERTIES are free of encumbrances, mortgages, attachments or levies and that all payable mining fees have been paid as of the date hereof; (iii) there is no claim whatsoever regarding the title to the MINING PROPERTIES nor, to the best of its knowledge, are there any grounds for such claims nor are there any other agreements or options for the exploration or exploitation of the MINING PROPERTIES; (iv) there is no factual or legal impediment to the exploration of the MINING PROPERTIES by reason of environmental issues, issues involving the holders of surface rights or third parties or other matters, and the MINING PROPERTIES have up-to-date Environmental Impact Statements and all the necessary authorization and agreements to that end.

b) MARICUNGA represents to be a company duly organized and in good standing pursuant to the laws of Argentina, with full power and authority to assume and fulfill its obligations hereunder and under any other contract or instrument referred to or contemplated herein; and

c) MARICUNGA desires to obtain from the TITLEHOLDER the exclusive right to explore the MINING PROPERTIES with an option to purchase them, and the TITLEHOLDER desires to grant such rights to MARICUNGA.

Therefore, the Parties agree to execute this Contract, subject to the following terms and conditions:

ONE: The TITLEHOLDER gives MARICUNGA the exclusive possession of the MINING PROPERTIES throughout the effective term hereof, authorizing MARICUNGA, its contractors, employees and/or representatives to exercise all rights held by the TITLEHOLDER pursuant to the Argentine Mining Code, including the exclusive right to evaluate the MINING PROPERTIES and perform exploration activities thereon, as well as any other tasks related to the mining activity, in accordance with the method, in the manner and with the scope MARICUNGA may determine at its sole discretion. The TITLEHOLDER or its representatives may access the MINING PROPERTIES. MARICUNGA shall not be liable for any damage or injury the TITLEHOLDER or its representatives may sustain by reason of their visit to the MINING PROPERTIES, except for those caused by MARICUNGA's fault or negligence.

TWO: As from the effective date of this Contract and throughout its effective term, MARICUNGA shall have the exclusive option to purchase the MINING PROPERTIES (hereinafter, the "Option to Purchase") which shall be considered as automatically exercised at the time at which MARICUNGA (i) makes the payments established in section FOUR in the terms stipulated therein, or (ii) pays in advance the amount mentioned in paragraph 4.5. of section FOUR at any time, in which case it shall also make the other outstanding payments pursuant to said section FOUR if they have not become due and payable as of the date on which such payment in advance was made. Within five (5) days following the date on which the TITLEHOLDER notifies MARICUNGA about the terms and place of payment, MARICUNGA shall make the payment established in paragraph 4.5. Upon payment being credited to the TITLEHOLDER, the TITLEHOLDER shall execute and deliver all documents, make all registrations and filings and take all actions as may be necessary to formalize the assignment or transfer of the MINING PROPERTIES to MARICUNGA, free of any other obligation, encumbrance or lien, within thirty (30) days following the relevant payment. Notarization costs, stamp tax and duties applicable to such assignment or transfer pursuant to applicable tax regulations in the Province of Salta shall be borne by MARICUNGA.

In addition, and in the case MARICUNGA has exercised the Option to Purchase, the TITLEHOLDER shall be entitled to collect a royalty equivalent to 1% of the Net Smelter Return (NSR) during the life of the mining deposit originated in any of the MINING PROPERTIES, calculated as per the formula included in Annex II. The TITLEHOLDER accepts and represents to know the conditional nature of the royalties established in this paragraph, i.e., that same shall be payable only if the MINING PROPERTIES go into production and consequently, the TITLEHOLDER expressly waives hereat its right to make any claim in connection with such royalties if, for any cause or reason whatsoever, the MINING PROPERTIES do not go into production.

THREE: The effective term of this Contract shall commence upon execution hereof (hereinafter, the "EFFECTIVE DATE") and shall remain effective for the time necessary to fulfill the provisions of sections ONE, TWO and FOUR.

FOUR: The aggregate price MARICUNGA shall pay the TITLEHOLDER in consideration for the Right to Explore and Option to Purchase regarding the MINING PROPERTIES, including all mining titles, properties and interests composing same, comprises the following amounts to be paid to the TITLEHOLDER as follows:

4.1. Upon execution hereof, the amount of US $30,000 (United States dollars thirty thousand), MARICUNGA pays hereat to the TITLEHOLDER, receipt whereof is hereby acknowledged.

4.2. Twelve (12) months following the EFFECTIVE DATE, the amount of US $50,000 (United States dollars fifty thousand).

4.3. Twenty-four (24) months following the EFFECTIVE DATE, the amount of US $50,000 (United States dollars fifty thousand).

4.4. Thirty-six (36) months following the EFFECTIVE DATE, the amount of US $100,000 (United States dollars one hundred thousand).

4.5. Forty-eight (48) months following the EFFECTIVE DATE, the amount of US $1,000,000 (United States dollars one million). This payment shall imply the automatic exercise of the Option to Purchase established in section TWO and consequently, the acquisition of the MINING PROPERTIES, with all the mining interests and properties composing same.

The TITLEHOLDER shall notify MARICUNGA in writing of the terms and place of payment of the aforementioned amounts in an anticipation of no less than fifteen (15) days to the date on which each payment is to be made.

FIVE: The TITLEHOLDER hereby delivers to MARICUNGA all geological, administrative and legal information in its possession concerning the MINING PROPERTIES which are the subject matter of this Contract. MARICUNGA undertakes to provide the TITLEHOLDER with all data related to the deposits or evidence of ore discovered during the evaluation and exploration of the MINING PROPERTIES, it being authorized to engage in all relevant proceedings so that, when pertinent, MARICUNGA may register with the Court of Mines and Commercial Court of Record of the Province of Salta the manifestations of discovery made in the area covered by the MINING PROPERTIES and any other mining interest, which shall be registered to the name of the TITLEHOLDER and shall automatically become part of such MINING PROPERTIES and subject to the Option to Purchase and other provisions hereof.

SIX: The TITLEHOLDER voluntarily refrains from performing, during the effective term hereof, acts of disposal of or encumbrance on the MINING PROPERTIES, whichever their nature, including without limitation: sales, transfers, mortgages, assignments, leases and equipment loans. To secure the aforementioned restraint, MARICUNGA is authorized to apply for registration of this Contract with the Court of Mines and Commercial Court of Record of the Province of Salta. Applicable stamp tax and utilities rates pursuant to the tax rules of the Province of Salta for the period running until the exercise of the Option to Purchase the MINING PROPERTIES shall be borne by MARICUNGA.

SEVEN: During the effective term hereof, MARICUNGA may, at any time, unilaterally waive the Right to Explore and the Option to Purchase and consider this Contract terminated. This decision shall be notified to the TITLEHOLDER by authentic means in an anticipation of no less than thirty (30) calendar days prior to the effective date of termination and the Contract shall be terminated for both parties on the effective date of termination specified in the notice. Such termination shall not give the TITLEHOLDER the right to make any claims for indemnification, damage or loss of profits, except in case of breach by MARICUNGA of the obligation to maintain the MINING PROPERTIES originated before the date of termination. As from the effective date of termination, MARICUNGA shall not be obliged to make the payments established in section FOUR which are pending. In the event that, as of the date of termination, there were any outstanding mining fees or duties, MARICUNGA shall pay the TITLEHOLDER the amounts accrued until the effective date of termination of the Contract.

EIGHT: The TITLEHOLDER may consider this Contract terminated in the event MARICUNGA does not make the payments established in section FOUR, without the need for any demand whatsoever, if same are not made within ten (10) days following accrual thereof.

NINE: Upon termination of the Contract for the reasons established in the preceding sections, MARICUNGA shall return to the TITLEHOLDER possession of the MINING PROPERTIES and shall vacate them within ninety (90) calendar days as from the effective date of termination, removing therefrom, at its own cost, all machinery, tools, equipment, movables and devices brought there. If MARICUNGA fails to do so within the referred term, all such elements shall become the property of the TITLEHOLDER, unless it prefers to remove them from the field at MARICUNGA's cost. Likewise, MARICUNGA shall deliver to the TITLEHOLDER within like term copy of all maps, geological reports, results of assays, drilling logs and other technical data resulting from the exploration and evaluation activities carried out by MARICUNGA. The TITLEHOLDER shall receive possession of the MINING PROPERTIES on an as is basis and in the legal condition then existing, without the right to claim any compensation for damages, loss of profits or otherwise, with the exceptions established herein and particularly, the proviso established in section SEVEN in fine.

If the CONTRACT were registered, its termination shall be notified by MARICUNGA to the Mining Authority within a term not to exceed thirty days from the TERMINATION DATE.

TEN: Any knowledge or information obtained by the TITLEHOLDER regarding the results of the exploration activities carried out by MARICUNGA, methods applied, results of analyses, metallurgical assays, location of drillings, discoveries made, technology or inventions used or as a consequence of any activity carried out by MARICUNGA hereunder, shall be held by the TITLEHOLDER in strict secrecy and considered as confidential, unless MARICUNGA releases the TITLEHOLDER, in writing, from this obligation or such information is required from the TITLEHOLDER by state agencies, legally empowered therefor. This confidentiality obligation shall be valid throughout the effectiveness of this Contract.

ELEVEN: The PARTIES agree that "AREA" shall mean the zone delimited by the outer borders of the MINING PROPERTIES.

Any mining property, right or interest acquired by either Party during the effectiveness of this Contract in the AREA shall be included in the MINING PROPERTIES and consequently, shall be subject to the terms and conditions established in this Contract.

TWELVE: (i) During the effective term of this Contract, MARICUNGA shall make all efforts to keep the MINING PROPERTIES in good standing as required by mining and environmental laws in place. These obligations include without limitation the payment of the mining fee and measurement expenses, replacement of boundary markers, taxes, payment of bonds and any applicable compensation to the holder of surface rights, expenses or utilities rates, and shall survive until MARICUNGA notifies the TITLEHOLDER of the termination of the Contract. The TITLEHOLDER shall give MARICUNGA and/or whomever it may designate, a Power of Attorney for Administrative Matters with sufficient powers to subrogate in the exercise of the rights and obligations of the TITLEHOLDER in the dossier whereby the MINING PROPERTIES are being handled, including the powers to carry out all acts required by the Argentine Mining Code and other national, provincial and municipal rules, expressly forbidding to abandon or otherwise surrender the MINING PROPERTIES. The said Power of Attorney shall be effective until MARICUNGA definitely returns the MINING PROPERTIES to the TITLEHOLDER or exercises the Option to Purchase.

(ii) MARICUNGA shall be liable for and shall hold the TITLEHOLDER harmless from and against any damages and/or losses arising from civil, commercial or criminal complaints or labor claims made by individuals engaged by MARICUNGA in connection with business conducted by it in the AREA, as well as from and against damages sustained by third parties, MARICUNGA's personnel, agents, representatives, contractors and/or dependants.

(iii) MARICUNGA shall be liable for any environmental damages and any impairment caused to third parties, holders of surface rights or the Government as a result of its activities in the AREA, always provided that such damages occur after the execution of the CONTRACT. MARICUNGA shall acknowledge and assume liability for the restoration, mitigation and/or rehabilitation of environmental damages caused, as per the environmental regulations in force, without this entailing to have things back like they were at the time of the impact.

(iv) MARICUNGA shall annually provide the TITLEHOLDER with information about the works performed by submitting duly documented technical reports on the progress of works.

THIRTEEN: This Contract shall be governed by the Argentine legislation and any discrepancy as to its application and interpretation shall be submitted for settlement purposes to the Ordinary Courts having competent jurisdiction in the City of Mendoza.

FOURTEEN: The Parties may freely assign to third parties all its rights and obligations arising from this Contract and it may likewise associate with third parties, serving written notice on the other Party about the significant conditions of such assignment or association at least thirty (30) calendar days prior to the date of actual assignment. The other Party shall render its consent by authentic means, which consent may not be unreasonably withheld

FIFTEEN: SIXTEEN: Any notice under this Contract shall be served by sufficient means to the special domiciles for contractual purposes specified below:

MARICUNGA
Atención: Dr. Hernán M. Zaballa
Maipú 1210, 5to Piso
(C1006ACT) Ciudad Autónoma de Buenos Aires
Argentina
FAX (01) 4314-0399

TITLEHOLDER
Horacio Perez
Rivadavia 901
(5504) Godoy Cruz, Provincia de Mendoza
Argentina
FAX (0261) 422-4525

Either party to this Contract may at any time serve written authentic notice on the other party of any change of domicile. As from the date of effective delivery of notice, the new address shall be regarded as such party's domicile where notices shall be validly served.

In witness whereof, the parties execute three counterparts of this Contract.

[Sgd.] RECURSOS MARICUNGA S.A.	[Sgd.] RIO TINTO MINING & EXPLORATION LTD [Printed:] Horacio Perez- Attorney- Rio Tinto Mining and Exploration Ltd., Argentine Branch

Notarial record: J -00425052
[Sgd.] Maria Adela de Rosas
Notary
Notarial Registry 279
Mendoza

ANNEX I
LIST OF MINING PROPERTIES

MD Atena 1- Dossier No. 18,108 - Area: 864 hectares

MD Atena 2- Dossier No. 18,249 - Area: 2,812 hectares

LOCATION MAP

Los Andes Department - Province of Salta

ANNEX II

NET SMELTING RETURN (NSR)

1. DEFINITION: "NSR" o "NET SMELTING RETURN" shall mean the net income or profit actually collected from any source, smelting plant, refinery or the sale of mineral products obtained from the MINING PROPERTIES (hereinafter, the "MINERAL PRODUCTS") after deducting the following expenses from the gross income or profit:

    smelting and refinery expenses (handling, processing, supplies and sampling expenses, costs of smelting tests and arbitration tests, representatives' and arbitrators' fees, fines, shrinkage and any other expense or loss pertaining to the smelting and/or refining process)

    transportation costs (loading, freight, unloading, handling at port, stowage, demurrage at ports, delays, customs expenses, transaction, handling, haulage and insurance) of ore, metals or concentrates of the products obtained from the MINING PROPERTIES to any source, smelting plant, refinery or point of sale;

    commercialization costs;

    insurance costs of MINERAL PRODUCTS; and

    customs tariffs, compensations, state royalties, ad valorem taxes and taxes in general, be they levied on production or sale of ore or the like, taxes on the use of natural resources existing at the time this Contract becomes effective or created in the future, export and import taxes or duties on the MINERAL PRODUCTS payable to national, provincial or municipal government agencies;

    royalties payable to any government agency or office, be it national, provincial or municipal;

2.      PAYMENT:.   The 1% NSR ROYALTY (hereinafter, the "NSR ROYALTY"), pursuant to Section TWO of this Contract:

2.1. Shall be calculated and paid on a quarterly basis within forty-five (45) days counted as from the commencement of the quarter following that under consideration;

2.2. Each payment of the NSR ROYALTY shall be accompanied by an unaudited accounting report, stating with reasonable detail the calculation thereof, and the TITLEHOLDER shall receive from MARICUNGA, within the three-month period following the end of each fiscal year, an unaudited annual accounting report "ad hoc" (the "ANNUAL ACCOUNTING REPORT") stating with reasonable detail the calculation of the NSR ROYALTY for the last fiscal year showing the credits to and debits against the amount due to the TITLEHOLDER;

2.3. The TITLEHOLDER shall have forty-five (45) days as from receipt of such ANNUAL ACCOUNTING REPORT to request clarifications and/or object to the entries therein, in writing and by authentic means. If the TITLEHOLDER does not request any clarifications or objects to the entries made in the ANNUAL ACCOUNTING REPORT within the stated term, such entries shall thereafter be regarded as correct and unappealable;

2.4. In the event the TITLEHOLDER objects to the ANNUAL ACCOUNTING REPORT and such objections cannot be settled between the Parties, the TITLEHOLDER shall have twelve (12) months following the date on which the ANNUAL ACCOUNTING REPORT is received to have it audited, and audit expenses shall, in principle, be borne by the TITLEHOLDER;

2.5. The audited ANNUAL ACCOUNTING REPORT shall be final and establish the calculation of the NSR ROYALTY for the audited period and shall be binding on the Parties. In the event the amount already paid as NSR ROYALTY were higher than the NSR ROYALTY calculated on the basis of the ANNUAL ACCOUNTING REPORT, MARICUNGA shall deduct the credit balance from the future payments to be made to the TITLEHOLDER as NSR ROYALTY. Otherwise, MARICUNGA shall pay the difference due to the TITLEHOLDER within sixty (60) days following receipt of the audited ANNUAL ACCOUNTING REPORT;

2.6.     Should the ANNUAL ACCOUNTING REPORT prepared by MARICUNGA be accurate within a margin of five percent (5%) upwards or downwards or if it overestimated the NSR ROYALTY amount by more than five percent (5%), the TITLEHOLDER shall bear the audit costs. Conversely, in the event the ANNUAL ACCOUNTING REPORT underestimated the NSR ROYALTY by more than five percent (5%), such audit costs shall be borne by MARICUNGA. If MARICUNGA were under the obligation to pay the audit costs, it shall immediately reimburse the TITLEHOLDER for all audit expenses paid by it in advance. The TITLEHOLDER shall be entitled to examine, upon reasonable notice and during normal business hours, the books and records which are reasonably necessary to ascertain the payment of the NSR ROYALTY from time to time, always provided that such examinations do not interfere with or hinder the operations or proceedings performed by MARICUNGA;

3. OPERATION: MARICUNGA shall, at all times, retain its exclusive right to take, at its sole discretion, all the decisions related to the operation of the MINING PROPERTIES, including, without limitation: (i) methods, type and extension of the mining activity on the MINING PROPERTIES and the processes applied to the minerals, ore, metals, concentrates and the MINERAL PRODUCTS; (ii) the commercialization of such minerals, ore, metals, concentrates and MINERAL PRODUCTS; and (iii) the duration, suspension, interruption or discontinuance of the operation. Consequently, the provisions of this Annex do not modify or imply a waiver or the full or partial granting to the TITLEHOLDER, of MARICUNGA's rights and powers to decide, at its sole discretion, all issues related to the operation of the MINING PROPERTIES under this Contract, or of MARICUNGA's rights and powers in its capacity as owner of the MINING PROPERTIES, if the Option to Purchase is exercised.

NOTARIAL RECORD

NOTARIAL ASSOCIATION - PROVINCE OF MENDOZA

J No. 00425052

I, María Adela de Rosas, Notary Public in charge of Notarial Registry 279 of this City, do hereby CERTIFY as follows: The signatures on the Contract for Exploration with Option to Purchase attached hereto have been affixed before me by: 1) Titleholder Mr. HERMES HORACIO PEREZ, an Argentine citizen, holder of Identity Document (DNI) No. 12,233,217, who appeared in the name and on behalf of RIO TINTO MINING AND EXPLORATION LIMITED, Argentine Branch, domiciled at Rivadavia 902, Godoy Cruz Department, Province of Mendoza, in his capacity as Attorney vested with sufficient powers, as evidenced by the General Broad Power of Attorney which I have had before me, granted by notarial deed on 2/2/06 before Ms. Ruth Margaret Campbell, Notary Public in the City of London, England. Such notarial deed, upon being duly apostilled, was recorded under number 95,995, on page 20, Volume 841L, of the Register of General Powers of Attorney of the Province of Mendoza. Principal is registered on page 1 of Dossier 3,429 of Corporations, Province of Mendoza; 2) Mr. HÉCTOR LUIS PONTE, an Argentine citizen who exhibited identity document (L.E.) 4,693,210 and appeared in the name and on behalf of RECURSOS MARICUNGA S.A., in his capacity as Attorney vested with sufficient powers, as evidenced by the General Power of Attorney granted by notarial deed No. 57, on 2/1/07 before Notary Public Joaquin E. Urresti, acting in the City of Buenos Aires, in charge of Notarial Registry 501, a duly certified and legalized copy whereof I have had before me. The relevant requirements have been simultaneously met as evidenced by record 315, page 315 of Book No. 12 of Requirements for Authentication of Signatures under my charge, I attest. I issue these presents in the City of Mendoza, on April 3, 2007.

[Sgd.]
Maria Adela de Rosas
Notary
Notarial Registry 279
Mendoza

Exhibit II

NET RETURNS ROYALTY

Pursuant to the Assignment Agreement to which this Exhibit is attached, Assignee (for the purposes herein the "Payee") will be entitled to a royalty equal to one percent (1%) of net returns (the "Net Returns Royalty") payable by Assignor ("Payor") as set forth below.

Net Returns Royalty

A.                  "Net Returns Royalty" means the aggregate of:

1.        all revenues from the sale or other disposition of ores, concentrates or minerals produced from the Property; and

2.        all revenues from the operation, sale or other disposition of any facilities the cost of which is included in the definition of "Operating Expenses", "Capital Expenses" or "Exploration Expenses";

less (without duplication) Working Capital, Operating Expenses, Capital Expenses and Exploration Expenses.

B.                   "Working Capital" means the amount reasonably necessary to provide for the operation of the mining operation on the Property and for the operation and maintenance of the Facilities for a period of six months.

C.                   "Operating Expenses" means all costs, expenses, obligations, liabilities and charges of whatsoever nature or kind incurred or chargeable directly or indirectly in connection with Commercial Production from the Property and in connection with the maintenance and operation of the Facilities, all in accordance with generally accepted accounting principles, consistently applied, including, without limiting the generality of the foregoing, all amounts payable in connection with mining, handling, processing, refining, transporting and marketing of ore, concentrates, metals, minerals and other products produced from the Property, all amounts payable for the operation and maintenance of the Facilities including the replacement of items which by their nature require periodic replacement, all taxes (other than income taxes), royalties and other imposts and all amounts payable or chargeable in respect of reasonable overhead and administrative services.

D.                   "Capital Expenses" means all expenses, obligations and liabilities of whatsoever kind (being of a capital nature in accordance with generally accepted accounting principles) incurred or chargeable, directly or indirectly, with respect to the development, acquisition, redevelopment, modernization and expansion of the Property and the Facilities, including, without limiting the generality of the foregoing, interest thereon from the time so incurred or chargeable at a rate per annum from time to time equal to prime rate established by the Royal Bank of Canada, Main Branch in Vancouver, British Columbia plus 2 percent per annum, but does not include Operating Expenses nor Exploration Expenses.

E.                   "Exploration Expenses" means all costs, expenses, obligations, liabilities and charges of whatsoever nature or kind incurred or chargeable, directly or indirectly, in connection with the exploration and development of the Property including, without limiting the generality of the foregoing, all costs reasonably attributable, in accordance with generally accepted accounting principles, to the design, planning, testing, financing, administration, marketing, engineering, legal, accounting, transportation and other incidental functions associated with the exploration and mining operation contemplated by this agreement and with the Facilities, but does not include Operating Expenses nor Capital Expenses.

F.                   "Facilities" means all plant, equipment, structures, roads, rail lines, storage and transport facilities, housing and service structures, real property or interest therein, whether on the Property or not, acquired or constructed exclusively for the mining operation on the Property contemplated by this Agreement (all commonly referred to as "infrastructure").

G.                   "Commercial Production" means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (but does not include bulk sampling, pilot plant or test operations).

Payment

                        Net Returns shall be calculated for each calendar quarter in which Net Returns are realized, and payment as due hereunder shall be made within 30 days following the end of each such calendar quarter. Such payments shall be accompanied by a statement summarizing the computation of Net Returns and copies of all relevant settlement sheets. Such quarterly payments are provisional and subject to adjustment within 90 days following the end of each calendar year. Within ninety days after the end of each calendar year, Payor shall deliver to Payee an unaudited statement of royalties paid to Payee during the year and the calculation thereof. All year end statements shall be deemed true and correct six months after presentation, unless within that period Payee delivers notice to Payor specifying with particularity the grounds for each exception. Payee shall be entitled, at Payees's expense, to an annual independent audit of the statement by a national firm of chartered accountants, only if Payee delivers a demand for an audit to Payor within four months after presentation of the related year-end statement.